Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUREX FRANKFURT AG,

IVAN ACQUISITION CO.

AND

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

DATED AS OF APRIL 30, 2007

TABLE OF CONTENTS

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ii

TABLE OF CONTENTS

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iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2007 (this “Agreement”), is by and among Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Parent”), Ivan Acquisition Co., a Delaware corporation and a wholly owned indirect subsidiary of the Parent (the “Merger Sub”), and International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), the Executive Board and the Supervisory Board of the Parent (together, the “Parent Boards”) and the Board of Directors of the Merger Sub deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, Deutsche Börse AG has agreed, in connection with this Agreement and the Merger, to guarantee the obligations of Parent arising out of this Agreement;

WHEREAS, in furtherance thereof, the Board of Directors of the Merger Sub, the Company Board and the Parent Boards have approved this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company Board has determined to recommend to the stockholders of the Company the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in Section 1.2.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City or Frankfurt are authorized or required by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is materially adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, (b) materially impairs the ability of the Company to perform its material obligations hereunder or (c) materially delays the consummation of the Merger; provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes in general U.S. economic conditions, in the economic conditions in any of the regions in which the Company and its Subsidiaries conduct their principal operations or in the securities or the capital markets that do not materially disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole; (ii) changes in legal or regulatory requirements or changes in generally accepted accounting principles that, in each case, generally affect the industry in which the Company and its Subsidiaries conduct business; provided, that such changes do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole; (iii) the execution or announcement of this Agreement and the transactions contemplated by this Agreement; (iv) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger; and (v) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred.

“Company Stock Option” means an option to purchase shares of Common Stock under the Company Stock Plans.

“Company Stock Plans” means, collectively, the 2002 Stock Option Plan and the Omnibus Stock Plan.

“Company Stock Purchase Plan” means the Stock Purchase Plan.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral, including any sales order and purchase order.

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; Recourse Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws of similar import, and all amendments or regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any United States or foreign non-governmental commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, securities exchanges, commodities exchanges, electronic communication networks, investment companies or investment advisors.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and officers of the Company.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Permitted Liens” means (i) liens for Taxes not yet due and payable with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business in any material respect or the use of the affected property, (iii) Liens arising under lease financing arrangements existing as of the Company Balance Sheet Date and (iv) liens that are immaterial in character, amount, and extent and that do not materially detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any

Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“$” means United States dollars.

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below opposite such term:

Accelerated Option	7.1(b)
Acquisition Transaction	6.6(a)
Action	4.14
Agreement	Preface
Certificate of Merger	2.2
Certificates	3.2(b))
Change of Recommendation	6.6(c)
Closing	2.2
Closing Date	2.2
Code	3.6
Common Stock	3.1(a)
Company	Preface
Company Acquisition Agreement	6.6(d)
Company Awards	3.5(b)
Company Balance Sheet	4.5(b)
Company Balance Sheet Date	4.5(b)
Company Board	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Financial Statements	4.5(b)
Company Intellectual Property	4.11(a)
Company IP Licenses	4.11(b)
Company Owned Intellectual Property	4.11(b)
Company Pension Plan	4.15(a)
Company Plans	4.15(a)
Company Profit Sharing Plan	7.1(b)
Company Registered IP	4.11(d)
Company RSUs	3.5(b)
Company SEC Reports	4.5(a)
Company Software	4.11(g)
Company Stockholder	3.1
Company Stockholder Approval	4.3(a)
Company Stockholders’ Meeting	6.7
Confidentiality Agreement	6.2
Consents	4.4(a)
Copyrights	4.11(a)
DGCL	2.1
Dissenting Shares	3.4(a)
DOJ	8.1(a)
Effective Time	2.2
Exchange Act	4.4(b)
Excluded Shares	3.1(b)
FIRPTA Certificate	6.9
FTC	8.1(a)
GAAP	4.5(b)

Grandfathered Option	7.1(b)
HSR Act	4.4(b)
Indemnified Parties	7.2(a)
Intellectual Property	4.11(a)
IP Licenses	4.11(a)
IRS	4.15(a)
Lease	4.10
Leased Real Property	4.10
Liabilities	4.6
Liens	4.2(c)
Material Contracts	4.13(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preface
Notice Period	6.6(c)(ii)
Owned Real Property	4.10
Parent	Preface
Parent Boards	Recitals
Patents	4.11(a)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Policies	4.18
Preferred Stock	4.2(a)
Proxy Statement	6.8(a)
Public Software	4.11(g)
Qualified Acquisition Transaction	10.4(b)
Qualified Third Party Proposal	10.4(b)
Representatives	6.2
SEC	4.4(b)
SEC Approval	8.1(e)
Securities Act	4.5(a)
Share	3.1(a)
Software	4.11(a)
Superior Proposal	6.6(b)
Surviving Corporation	2.1
Termination Fee	10.4(a)
Third Party Proposal	6.6(a)
Trademarks	4.11(a)
Trade Secrets	4.11(a)
Transitioned Employees	7.1
Uncertificated Shares	3.2(b)
2007 Option	7.1(b)

1.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article of, Section of, paragraph of, Exhibit to or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of the Company and the Merger Sub shall be converted or cancelled in the manner provided in Article III of this Agreement, the separate corporate existence of the Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. The Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. eastern time on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, but in any event on the Closing Date, the Company as the surviving corporation shall file a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is herein referred to as the “Effective Time.”

2.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated with such terms as shall be agreed to by the Parent and the SEC in accordance with Section 8.1(e) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to the Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to the Company), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until his or her death, permanent disability, resignation or removal or until his or her successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

2.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, as the case may be, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or the Merger Sub, as the case may be, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Person and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT ON CAPITAL STOCK;

SURRENDER OF CERTIFICATES AND PAYMENT

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a) Each share of common stock of the Company, par value $.01 per share (the “Common Stock” and each such share of Common Stock, a “Share”, and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive and become exchangeable for sixty-seven dollars and fifty cents ($67.50) in cash, without interest thereon (the “Merger Consideration”), as provided in Section 3.2 hereof.

(b) Each Share issued and outstanding and owned by the Parent, the Merger Sub or any other wholly-owned Subsidiary of the Parent and each Share owned by the Company or any wholly-owned subsidiary of the Company, in each case not held on behalf of third parties (collectively, the “Excluded Shares”), immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no cash, securities or other consideration shall be payable in respect thereof.

(c) Each share of common stock of the Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

3.2 Surrender of Stock Certificates and Payment.

(a) Promptly following the Effective Time, the Parent shall enter into an agreement with a bank or trust company of recognized standing that may be designated by the Parent and is reasonably satisfactory to the Company (the “Paying Agent”). Immediately following the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Company Stockholders (other than with respect to the Excluded Shares and the Dissenting Shares), the amount of cash payable pursuant to Section 3.1 as of the Effective Time in respect of the Shares (other than the Excluded Shares and the Dissenting Shares) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) As promptly as reasonably practicable after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions (which shall be in a form satisfactory to the Parent and shall specify that delivery shall be effected, and risk of loss and title to Shares shall pass, only upon proper delivery of the certificates representing Shares (the “Certificates”) or transfer of uncertificated Shares (the “Uncertificated Shares”) to the Paying Agent) for use in exchanging the Shares and the Uncertificated Shares for the Merger Consideration payable in respect of such Shares and Uncertificated Shares. Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (ii) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request ) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Shares or Uncertificated Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of (A)(x) the number of Shares represented by a Certificate or (y) the number of Uncertificated Shares and (B) the Merger Consideration, and the Certificate or the Uncertificated Shares so surrendered shall forthwith be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the holder of record of such Shares, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or the Uncertificated Shares or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Uncertificated Share (other than Certificates or Uncertificated Shares representing the Excluded Shares and Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration in respect of the Shares represented thereby.

(d) All cash paid upon surrender of the Certificates or the transfer of the Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or the Uncertificated Shares. From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Uncertificated Shares presented to the Paying Agent or the Parent for any reason shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article III.

(e) Any portion of the Payment Fund that remains undistributed to the Company Stockholders for a period of six months after the Effective Time shall be redelivered to the Parent, and any Company Stockholders who have not theretofore complied with this Article III shall thereafter look only to the Parent for the cash to which they are entitled pursuant to Section 3.1. Any portion of the Payment Fund remaining unclaimed by the Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto. To the fullest extent permitted by Law, neither the Parent nor the Surviving Corporation shall be liable to any Company Stockholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.3 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 3.1 (subject to any applicable withholding Taxes).

3.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who have demanded and perfected appraisal rights for such Shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the DGCL, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in cash, without any interest thereon, to which such holder is entitled pursuant to Section 3.1 (subject to any applicable withholding Taxes), upon the surrender or transfer, in the manner provided in Section 3.2, of the corresponding Certificate or Uncertificated Share.

(b) The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.5 Company Stock Options; Company Restricted Shares.

(a) The Company shall take such action as shall be required so that (i) immediately prior to the Effective Time, each outstanding Company Stock Option shall become immediately vested and exercisable in full, (ii) with respect to each such Company Stock Option that remains outstanding and unexercised as of the Effective Time, each such Company Stock Option shall be cancelled as of the Effective Time in exchange for the right of the holder thereof to receive from the Parent or Surviving Corporation, in accordance with this Section 3.5, a lump sum cash payment (without interest) in the amount of the consideration described below, if any, with respect to each such Company Stock Option and shall no longer represent, or represent the right to purchase, Common Stock or any other equity securities of the Company, the Merger Sub, the Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, and (iii) as of the Effective Time, the Company Stock Plans shall be terminated. At the Effective Time, except as otherwise set forth on the Company Disclosure Schedule, each Company Stock Option issued by the Company that is outstanding and remains unexercised at that time will be cancelled and converted into the right to receive an amount in cash equal to (A) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Common Stock issuable upon exercise of such Company Stock Option in full (to the extent it has not already been exercised) (with the aggregate amount of such payment rounded to the nearest cent). After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. As of the Effective Time, any Company Stock Option with an exercise price equal to or greater than the Merger Consideration shall be cancelled without consideration and be of no further force and effect. The Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 3.5(a) within five Business Days following the Effective Time.

(b) At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each vested or unvested award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, including restricted stock units under the Company Stock Plans (“Company RSUs”), other than Company Stock Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive from the Parent or the Surviving Corporation, as soon as reasonably practicable after the Effective Time, a lump sum amount in cash (without interest) equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time, multiplied by (y) the Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price). The Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 3.5(b) within five Business Days following the Effective Time.

(c) The Company will take all necessary actions to provide that, (i) the Company Stock Purchase Plan shall be suspended and no new offering periods will be commenced subsequent to the date hereof and that no contributions will be accepted by the Company Stock Purchase Plan on or after the date hereof, except payroll deductions withheld with respect to the April 30, 2007 payroll date, (ii) with respect to persons participating in the Company Stock Purchase Plan on the date hereof (and who have not withdrawn from or otherwise ceased participation in the Company Stock Purchase Plan prior to such date), accumulated contributions as of the date hereof (including payroll deductions withheld with respect to the April 30, 2007 payroll date) will be applied on such date to the purchase of Common Stock in accordance with the Company Stock Purchase Plan’s terms, (iii) following the purchase of Common Stock contemplated by Section 3.5(c)(ii), any remaining balances in the accounts of the participants in the Company Stock Purchase Plan are returned in accordance with the terms of the Company Stock Purchase Plan, and (iv) there are no outstanding rights of participants under the Company Stock Purchase Plan following the termination thereof at the Effective Time. Common Stock acquired pursuant to this Section 3.5(c) shall be subject to all provisions hereof applicable to Common Stock, including, without limitation, Sections 3.1 and 3.2 hereof. Upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Company Stock Purchase Plan shall be terminated as of the Effective Time and that no Person will have any further right to purchase Common Stock under the Company Stock Purchase Plan.

3.6 Withholding Rights. Each of the Surviving Corporation, the Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of a Company Stock Option, any holder of a Company Award or any participant in the Company Stock Purchase Plan such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option, Company Award or any participant in the Company Stock Purchase Plan, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article IV are true and correct, except (a) as set forth in the disclosure schedule dated as of the date hereof by the Company to the Parent (the “Company Disclosure Schedule”) and delivered concurrently to the Parent in connection herewith and is designated therein as being the Company Disclosure Schedule, it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies only to such section (except that each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify all other representations and warranties to the extent that it is reasonably apparent from the text of such exception that such exception is applicable to such representations and warranties), and (b) as otherwise disclosed in the Company SEC Reports filed prior to the date hereof (excluding any disclosures in the Company SEC Reports that are predictive or forward-looking in nature or that relate to risk factors). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV.

4.1 Organization and Good Standing. Each of the Company and the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing (to the extent applicable) and in good standing under the Laws of the State of Delaware, has all requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so licensed or qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Parent prior to the date of this Agreement true and complete copies of the Charter Documents of the Company and each Subsidiary of the Company. Such Charter Documents are in full force and effect and neither the Company nor any Subsidiary of the Company is in default of any provision thereunder.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred fifty million (150,000,000) shares of Common Stock, of which 39,070,285 shares of Common Stock are issued and outstanding as of April 26, 2007 (207,688 shares of which were held by the Company in treasury and 605,329 shares of which constitute unvested restricted Company Awards), and one hundred thousand (100,000) shares of Preferred Stock (the “Preferred Stock”), of which no shares are issued and outstanding as of the date hereof. All issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. No Shares are held by any Subsidiary of the Company. No shares of Preferred Stock are held in the Company’s treasury. The Company has reserved 6,976,011 shares of Common Stock for future issuance pursuant to the Company Stock Plans and the Company Stock Purchase Plan, of which Company Stock Options to purchase 3,131,423 shares of Common Stock are outstanding as of April 26, 2007 and 9,071 Shares were subject to outstanding Company RSUs as of April 26, 2007. All outstanding Company Stock Options and Company Awards have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Common Stock subject to issuance upon exercise, conversion or exchange of Company Stock Options and Company Awards, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. None of the Shares, Company Stock Options or Company Awards were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements to which the Company is a party. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities.

(b) The Company Disclosure Schedule sets forth a correct and complete list dated as of the date hereof of all Company Stock Options and all Company

Awards and sets forth with respect to each such Company Stock Option or Company Award: (i) the name of the holder of such Company Stock Option or Company Award; (ii) the date on which such Company Stock Option or Company Award was granted; (iii) the term of such Company Stock Option or Company Award; (iv) the total number of shares of Common Stock that was originally subject to such Company Stock Option or Company Award; (v) the number of shares of Common Stock that remain subject to such Company Stock Option or Company Award and the number of such shares of Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option or Company Award; (vii) the exercise price per share of Common Stock purchasable under such Company Stock Option or Company Award; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. The Company has made available to the Parent accurate and complete copies of (A) its standard form of option or award agreement, (B) any option or award agreement that deviates in any material respect from the standard form of option or award agreement and (C) the Company Stock Plans.

(c) The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(d) Except for (i) the Shares outstanding as of the date hereof, (ii) the Company Stock Options outstanding as of the date hereof, (iii) the Company Awards outstanding as of the date hereof and (iv) the shares of capital stock (or other interest) of the Subsidiaries of the Company set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any outstanding securities of any kind. Except as set forth in the immediately preceding sentence, neither the Company nor any Subsidiary of the Company is a party to any Contract obligating the Company or a Subsidiary of the Company, as applicable, directly or indirectly, to issue additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company or any Subsidiary of the Company. The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e) No Company Stock Option or Company Award will by its terms require an adjustment in connection with the Merger, except as contemplated by this

Agreement. Except as set forth in the Company Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Company Stock Options or Company Awards or (ii) any additional benefits for any holder of Company Stock Options or Company Awards. Each holder of a Company Stock Option or Company Award has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(f) There are no bonds, debentures, notes or other obligations or indebtedness outstanding the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Subsidiary of the Company may vote.

(g) Other than the Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity. There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a duly convened meeting of the Company Stockholders to adopt this Agreement is the only vote of the holders of any class of capital stock or other security of the Company necessary to approve this Agreement and the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The Company Board has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii)

determined that the Merger is advisable and in the best interests of the Company Stockholders, (iii) resolved, subject to Section 6.6, to recommend that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption, and (iv) taken the actions contemplated by Section 4.23, and the Company Board and the Board of Directors of International Securities Exchange, LLC (“ISE LLC”) has each approved an amendment to the Bylaws of the Company to waive the ownership and voting limitations set forth in the Company’s certificate of incorporation (subject to obtaining the SEC Approval).

4.4 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.4(b) have been obtained, violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Material Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Securities

Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and such approvals and consents as may be required by the SEC, (iv) the SEC Approval, (v) such filings under the rules of the New York Stock Exchange as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such filings as may be required under any state securities and “blue sky” laws and (vii) such other Authorizations, Orders, registrations, declarations or filings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC (including those required pursuant to the Sarbanes-Oxley Act) since January 1, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents included by reference therein to other Company SEC Reports, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Company Disclosure Schedule, no Subsidiary of the Company is required to file any form, report or other document with the SEC or any other Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole). The most recent audited balance sheet of the Company contained in the Company SEC Reports as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.” The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

(c) The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are sufficient to ensure that all material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d) The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto (“Liabilities”), except (a) those that are reflected or reserved against in the Company Balance Sheet, (b) those that have been incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and that are not, individually or in the aggregate, material in amount and (c) those that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

4.7 Taxes.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has duly and timely filed, or has caused to be duly and timely filed on its behalf all Tax Returns required to be filed on or prior to the date hereof (taking into account any extension of time within which to file all Tax Returns required to be filed by it) and will duly and timely file all Tax Returns due between the date hereof and the Closing Date, and all filed Tax Returns are correct and complete in all respects; (ii) all Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid) or are set forth in a specific reserve on the books of the Company or any of its Subsidiaries; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid; (iv) no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Taxing Authority or other Governmental Entity, and all information reporting, backup withholding and record maintenance requirements have been complied with; and (vi) each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, including current Taxes not yet due and payable.

(b) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) There are no Liens for Taxes upon any material property or other materials assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(f) The statute of limitations for the assessment of income Taxes has expired for all periods ending on or prior to December 31, 2002. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(g) The Company has made available to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for taxable periods beginning on or after January 1, 2003.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.

(i) Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.8 Compliance with Law. Each of the Company and its Subsidiaries has complied with each, and is not in violation of any, applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties are or have been subject, except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law, except for any such violations, conflicts or failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

4.9 Authorizations. Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens (other than Permitted Liens), except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any such Authorization.

4.10 Real Property. The Company and its Subsidiaries do not own in fee any real property or interests in real property. The Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to the Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property. To the Knowledge of the Company, no Person other than the Company or a Subsidiary of the Company is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Leased Real Property or any portion thereof.

4.11 Intellectual Property.

(a) As used herein, “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”), (ii) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”), (iii) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same (“Copyrights”), (iv) confidential technology, information, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”), (v) databases and compilations, including any and all electronic data and electronic collections of data, (vi) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), and (vii) in-bound and out-bound licenses and sublicenses in or to any Intellectual Property (“IP Licenses”). As used herein, “Company Intellectual Property” means the Intellectual Property held for use or used in the business of the Company or any of its Subsidiaries as presently conducted, including without limitation, the Company Owned Intellectual Property and the Company IP Licenses.

(b) Except as set forth in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns free and clear of all Liens (other than Permitted Liens) the entire right, title and interest to all Intellectual Property that is owned by the Company or one of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”). Section 4.11(b) of the Company Disclosure Schedule lists all IP Licenses (with such listed licenses referred to as “Company IP Licenses”) pursuant to which the Company and its Subsidiaries license any Intellectual Property from any Person (except pursuant to “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any website).

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or possesses appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property, and the Company Intellectual Property constitutes all the Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(d) Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration included in the Company Owned Intellectual Property (collectively, “Company Registered IP”) are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and are not the subject of any opposition or cancellation proceeding filed with the United States Patent and Trademark Office or any other Intellectual Property registry. To the Knowledge of the Company, all Company Owned Intellectual Property is enforceable by the Company or one or more of its Subsidiaries. All Patents that have been issued to the Company or any of its Subsidiaries are valid.

(e) Except as set forth in the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) neither the conduct of the businesses of the Company and its Subsidiaries, nor any Company Intellectual Property, infringes, misappropriates, or otherwise violates any Intellectual Property of any Person;

(ii) no Person is infringing, misappropriating, diluting or violating any Company Owned Intellectual Property, except as set forth in Section 4.11(e)(ii) of the Company Disclosure Schedule;

(iii) no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Company Owned Intellectual Property;

(iv) neither the Company nor any of its Subsidiaries has licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights, other than pursuant to the Company IP Licenses; and

(v) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any of the Company Owned Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any Person in excess of the amounts that would have been payable by them absent the consummation of the transactions contemplated hereby.

(f) The Company and its Subsidiaries have taken reasonable steps under the circumstances to protect and preserve the confidentiality of all Trade Secrets and other proprietary information owned by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has received any notice that any Public Software was, or is, incorporated or distributed, in whole or in part, in conjunction with any material Software owned by the Company or any of its Subsidiaries ("Company Software") that would adversely affect, limit, or restrict the Company’s or its Subsidiaries' ownership of, or ability to license, transfer or sell, any Company Software. As used herein, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License, including Jboss Application Server, Apache Tomcat Web Server, Log4J logging service, Xstream XML parsing, JSON-RPC-Java, Junit, Spring framework, Ant. Linux O/S (RedHat) and QuickFIX/J.

4.12 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, (a) no event has occurred that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and its Subsidiaries have operated their businesses in the ordinary course of business, and (c) except as set forth on the Company Disclosure Schedule, no action, event, occurrence or transaction has taken place that would have been prohibited by Section 6.1 without the consent of the Parent if this Agreement had been in effect at the time thereof.

4.13 Contracts.

(a) Except for Contracts filed in unredacted form as exhibits to the Company’s 2006 Form 10-K and Contracts incorporated into the Company’s 2006 Form 10-K by reference to previously filed Company SEC Reports, the Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) that are required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that is a Real Property Lease;

(iii) with any Affiliate of the Company (other than employment or compensation-related Contracts);

(iv) that is a partnership, joint venture or similar Contract;

(v) that provides for the indemnification by the Company or any of its Subsidiaries of any Person;

(vi) with any Governmental Entity (other than ordinary course Contracts with Governmental Entities as customers);

(vii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(viii) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(ix) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(x) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 4.13(a) and which calls for payment, in the aggregate, in excess of $500,000 per annum.

(b) Each Contract required to be listed in Section 4.13(a) of the Company Disclosure Schedule and each Contract filed in unredacted form as an exhibit to the Company’s 2006 Form 10-K and Contracts incorporated into the Company 2006 Form 10-K by reference to previously filed Company SEC Reports (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract except for those defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any alleged or potential default that has not been cured. No event has occurred that with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract except for those conflicts, violations and breaches that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Parent accurate and complete (i) copies of each written Material Contract and (ii) written summaries of each oral Material Contract.

4.14 Litigation. Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or relating to any of their respective assets or properties or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger, (b) Action against any current or, to the Company’s Knowledge, former director or officer of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation, (c) unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or (d) Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. The Company and its Subsidiaries are in compliance with all of their respective undertakings in connection with any investigation or examination by the SEC or any other Governmental Entity, other than such failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

4.15 Employee Benefits and Labor Matters.

(a) Section 4.15(a) of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other material employee benefit plan, agreement, program or policy providing for insurance coverage (including, without limitation, any self-funded arrangements), workers’ compensation, disability benefits, leave, paid time-off, medical, health, or for retirement, pension, deferred compensation, severance, stock purchase, stock option, employment, change in control, retention, vacation pay, salary continuation, excess benefit, bonus, incentive compensation plan, or any other material employee benefit plan, agreement, program or policy, sponsored, maintained, or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has or could reasonably be expected to have any material liability (each, a “Company Plan”). The Company has made available to the Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, summaries thereof), (ii) the three most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity Contract relating to any Company Plan. Each Company Plan has been maintained and administered in all material respects accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. All Company Plans that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable opinion or determination letter from the IRS and to the Knowledge of the Company, no event has occurred which could reasonably be expected to cause the loss of such tax-qualified status, and each trust which forms a part of such plan has been tax-exempt under Section 501(a) of the Code. The Company has made available to the Parent a correct and complete copy of the most recent opinion or determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. No Company Plan is subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

(c) Except as contemplated under this Agreement and except as set forth in the Company Disclosure Schedule, no benefit under any Company Plan, including without limitation, any severance or parachute plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement either alone or in conjunction with another event (e.g., termination of employment), and neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Plan.

(d) No material direct, contingent, or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA to any party with respect to any Company Plan, or with respect to any other plan presently or heretofore maintained or contributed to by any ERISA Affiliate, other than for premiums payable to the PBGC under Title IV of ERISA.

(e) None of the Company, any Subsidiary or any ERISA Affiliate has incurred any material liability that has not been satisfied for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(f) No Company Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except (i) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment; (ii) for death benefits provided under any Company Plan intended to be qualified under Section 401(a) of the Code; or (iii) for benefits provided under any individual employment agreement.

(g) No material Actions (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against or with respect to any Company Plan and there are no facts or circumstances known to the Company or any Subsidiary that could reasonably be expected to give rise to any such Actions.

(h) All material contributions to Company Plans that were required to be made under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with and solely to the extent required by GAAP.

(i) Except as would not, individually or in the aggregate, result in material liability to the Company or any Subsidiary, each individual that renders services to the Company or any Subsidiary who is classified by the Company or by such Subsidiary as (i) an independent contractor or other non-employee status, or (ii) exempt or non-exempt employee, is properly so classified for all purposes, including (a) taxation and tax reporting, (b) eligibility to participate in Company Plan, (c) Fair Labor Standards Act purposes, and (d) applicable Law governing the payment of wages.

(j) Except as set forth in the Company Disclosure Schedule, the tax deductibility of any amount payable under any Company Plan will not be limited by operation of Section 162(m) or 280G of the Code.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary has made any legally binding representations or communications (directly or indirectly, orally or in writing) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Company Plan to any employee or beneficiary that would give rise to a material liability of the Company or any Subsidiary other than: (i) those which are in accordance with the terms and provisions of each such Company Plan as in effect immediately prior to the Closing Date; (ii) those which are intended to facilitate compliance with applicable Law (including, without limitation, Section 409A of the Code); or (iii) those which relate to the retention program described in the Company Disclosure Schedule.

(l) There are no agreements or legally binding entitlements in place that would entitle a participant in any “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) to reimbursement for any additional Tax imposed by Section 409A of the Code.

4.16 Environmental.

(a) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance with (i) all applicable Environmental Laws, and (ii) all Authorizations required under applicable Environmental Laws and all Orders issued or entered into by a Governmental Entity under any Environmental Law for the current operation of the Company and each of its Subsidiaries.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice or report in the past three (3) years regarding any actual or alleged violation of any applicable Environmental Law or any liabilities arising under applicable Environmental Laws, in each case concerning the Company or its Subsidiaries.

4.17 Certain Business Relationships with Affiliates. Except as disclosed in the Company SEC Reports, from and after January 1, 2006 and prior to the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is to be a party, that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.18 Insurance. There are no material claims pending under any insurance policy, binder of insurance and fidelity bond that covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Neither the Company nor any of its Subsidiaries is a party to or affected by any self-insurance arrangement. All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger, except for such failures which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such Policies are sufficient in all material respects for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. As of the date hereof, neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy except for such defaults that would not be reasonably expected to have a Company Material Adverse Effect.

4.19 Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors) of the Company and its Subsidiaries are correct and complete in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

4.20 Opinion of Financial Advisor. Each of the financial advisors to the Company, Merrill Lynch & Co., Inc. and Evercore Partners, has delivered to the Company an opinion dated as of the date hereof to the effect that, subject to the various assumptions and qualifications set forth therein, the Merger Consideration (as defined in the opinion) is fair from a financial point of view to the Company Stockholders and the Company has provided a true and correct copy of such opinion to the Parent (or will provide such true and correct copy reasonably promptly following receipt thereof).

4.21 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Merrill Lynch & Co., Inc. and Evercore Partners, the fees and expenses of each of which shall be paid by the Company in accordance with the Company’s agreements with such firm (a complete and correct copy of which has been provided to the Parent).

4.22 Registration as an Exchange. ISE LLC is registered as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of equity options and equities, as applicable, and (ii) with respect to all matters for which rules are required under the Exchange Act pertaining thereto.

4.23 Takeover Statutes; No Restrictions on the Merger. To the Knowledge of the Company, no state “fair price”, “moratorium”, “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the Parent’s representation and warranty set forth in Section 5.6, the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

4.24 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to the Parent pursuant hereto, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

4.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE IV or pursuant to the certificates to be delivered pursuant to Section 9.2, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and the Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct.

5.1 Organization and Good Standing. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing (to the extent such concept is applicable) would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries taken as a whole.

5.2 Authority and Enforceability. Each of the Parent and the Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Parent Boards and by all necessary corporate action on the part of the Merger Sub, subject to the approval of this Agreement by the direct stockholder of the Merger Sub, which the Parent shall cause to occur immediately following execution of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by the Parent and the Merger Sub do not, and the performance by the Parent and the Merger Sub of their obligations hereunder and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of the Parent or the Merger Sub, (ii) violate any Contract to which the Parent or the Merger Sub is a party, (iii) except as set forth in Section 5.3(b), violate any Law applicable to the Parent or the Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Parent or the Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) that would not reasonably be expected to (A) impair in any material respect the ability of the Parent or the Merger Sub to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to the Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required under any state securities and “blue sky” laws, and (iv) the SEC Approval.

(c) No vote of the holders of any class or series of the Parent’s capital stock or other securities (including securities issued by any of Parent’s Affiliates) is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

5.4 Availability of Funds. The Parent has available to it, or will have available to it as of the Effective Time, funds sufficient to enable it to satisfy its obligations under this Agreement.

5.5 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Deutsche Bank AG, the fees and expenses of which shall be paid by the Parent.

5.6 Ownership of Company Common Stock. Neither the Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

5.7 Information Supplied. The information supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders’ Meeting that shall have become false or misleading in any material respect.

5.8 Ownership and Operations of Merger Sub. The Parent owns beneficially and, indirectly, of record all of the outstanding capital stock of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.

5.9 Legal Proceedings. As of the date hereof, there is no pending Action against or relating to the Parent or any of its Subsidiaries, nor is there any Order imposed upon the Parent or any of its Subsidiaries, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to (a) impair in any material respect the ability of the Parent to perform its obligations hereunder or (b) prevent or materially delay consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business. Except as contemplated by the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless the Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course and in conformity with past practice and use its commercially reasonable efforts to preserve substantially intact its business organization, its customer, supplier and provider of order flow relationships and its goodwill, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)(i) issue, sell or grant, or authorize for issuance, sale or grant, any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided, that the Company may issue shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or upon settlement of Company Awards that are outstanding on the date of this Agreement or pursuant to the Company Stock Purchase Plan in accordance with Section 3.5(c) ; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to written commitments in effect as of the date hereof; (iii) except for the declaration of a regular quarterly dividend of $.05 per share in conformity with past practice, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) enter into any agreement with respect to the voting of its capital stock;

(b)(i) incur, assume or guarantee any Indebtedness in excess of $1.5 million in the aggregate outstanding at any time; provided, that the Company may make borrowings under its existing credit line from a commercial banking institution, (ii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries in excess of $1.5 million in the aggregate or (iii) repurchase or prepay any Indebtedness in excess of $1.5 million in the aggregate, except as required by the terms of such Indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business;

(c) sell, transfer or encumber any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business, (ii) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (iii) dispositions of obsolete or worthless assets, or (iv) transfers among the Company and its Subsidiaries;

(d) make any individual capital expenditure in excess of $1.5 million;

(e) make any acquisition of the stock or assets of any other Person (including by merger, consolidation, recapitalization or other similar transaction) for a purchase price in the case of any such acquisition in excess of $1.5 million;

(f) except as contemplated by Section 7.1, except as set forth in the Company Disclosure Schedule, or except to the extent required under the express terms of any Company Plan or as required by applicable Law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers, employees, independent contractors or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (ii) grant any severance or termination pay not provided for by any Company Plan, (iii) enter into any employment, change in control, consulting or severance agreement or arrangement with any of its present or former directors, officers, consultants, independent contractors or other employees (other than with respect to newly hired employees who are not hired as officers or directors), (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable Law, including the Code (including modifications that are necessary or advisable to comply with Section 409A of the Code), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, or (vi) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract, any Company Stock Plan, Company Stock Purchase Plan, or Company Plan.

(g) make or change any material election concerning Taxes or settle or compromise any material Tax liability;

(h) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(i) amend any of their Charter Documents;

(j) adopt a plan or agreement of complete or partial liquidation or dissolution;

(k) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company;

(l) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(m) enter into any new line of business that is material to the Company and the Subsidiaries of the Company, taken as a whole;

(n) other than in the ordinary course of business consistent with past practice or other than as permitted under any other paragraph of this Section 6.1, (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract or (ii) enter into any Contract that, if entered into prior to the date hereof, would have been a material Contract;

(o) file with the SEC any application, or submit drafts of any applications required by Section 8.1(e), to change any of its rules or regulations unless it shall simultaneously provide a written copy of such application to the Parent; or

(p) agree to take any of the foregoing actions.

6.2 Access to Information. Subject to the terms of the Confidentiality Agreement by and between the Parent and ISE LLC dated as of April 7, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, during normal business hours, (a) afford to the Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to inspect, all of the properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and (b) permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such reasonable investigation of the Company and its Subsidiaries as the Parent shall desire to make; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege.

6.3 Resignations. On the Closing Date, subject to the terms of the SEC Approval, the Company shall cause to be delivered to the Parent duly signed resignations, effective as of the Effective Time, of (a) all members of the board of directors of the Company, (b) all members of the Company’s board of directors from the board of directors of ISE LLC, and (c) all members of the boards of directors of the Subsidiaries of the Company (other than ISE LLC).

6.4 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Consents; provided, that the Company shall not be required to amend any Contract or waive any right, or expend any money or other consideration to obtain any such Consent.

6.5 Notification of Certain Matters. The Company shall give prompt notice to the Parent of (a) any fact, event or circumstance that individually or taken together with all other facts, events and circumstances of which the Company has Knowledge, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the failure of any condition precedent to the Parent’s obligations, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (d) subject to applicable Law, any notice or other communication from any Governmental Entity in connection with the Merger, or (e) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14; provided, however, that (A) the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (B) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

6.6 No Solicitation by the Company.

(a) Subject to Section 6.6(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it and its officers and directors will not, and it will cause its Subsidiaries and its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause its and their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) except to inform Persons of the existence of the provisions contained in this Section 6.6, engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into a Contract with any Person relating to a Third Party Proposal; or (v) release any third party from, waive any provision of, or fail to enforce any confidentiality or standstill agreement to which it is a party (other than to the extent necessary to take any actions permitted by Section 6.6(b), 6.6(c) or 6.6(d)). The Company and its officers and directors will immediately cease, and will cause its Subsidiaries and its Subsidiaries’ officers and directors immediately to cease, and will use its reasonable best efforts to cause its and their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal. A “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction. An “Acquisition Transaction” means: (a) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company or any of its Subsidiaries (which business or assets represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); (b) any tender or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of securities of the Company; (c) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries (which Subsidiaries represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); (d) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 25% or more of the voting power or capital stock of the Company or any of its Subsidiaries (which Subsidiaries represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); or (e) any combination of the foregoing (other than the Merger). Any breach of this Section 6.6(a) by any officer or director of the Company or its Subsidiaries shall be deemed to be a breach of this Section 6.6(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 6.6(a), at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining the Company Stockholder Approval), under circumstances in which the Company and its Representatives are not in breach of their obligations pursuant to Section 6.6(a), the Company Board may furnish information to, and enter into discussions or negotiations with, a Person who has made an unsolicited written bona fide Third Party Proposal if, and only if, the Company Board has (i) reasonably concluded that such Third Party Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, (ii) reasonably concluded, after receiving advice from its outside legal counsel, that, in light of such Third Party Proposal, furnishing such information or entering into such discussions is necessary in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law, (iii) provided written notice to the Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company (including standstill provisions) than those contained in the Confidentiality Agreement. The Company Board shall furnish to the Parent all information provided to the Person who has made such Third Party Proposal to the extent that such information has not been previously provided to the Parent and shall keep the Parent reasonably informed as to the status of any discussions regarding such Third Party Proposal. In addition to the obligations of the Company set forth in this Section 6.6(a), the Company shall promptly, but in no event later than 24 hours after the receipt thereof, advise the Parent in writing of any request for information that the Company reasonably believes could lead to a Third Party Proposal, the terms and conditions of such request, Third Party Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request. The Company shall keep the Parent informed in all material respects on a reasonably current basis of any change in the status of, or any modification or amendment to, such Third Party Proposal. A “Superior Proposal” means an unsolicited written bona fide Third Party Proposal (provided, that for purposes of this definition of Superior Proposal, the term Third Party Proposal shall have the meaning assigned to it in Section 6.6(a), except that references to “25% or more” in the definition of Acquisition Transaction shall be deemed to be references to “more than 50%”) that the Company Board determines, in its good faith judgment (having considered the advice of a financial advisor of nationally recognized reputation and of its outside counsel), to be more favorable to the Company Stockholders, taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, such Third Party Proposal, than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal committed.

(c) Neither the Company Board nor any Committee thereof shall withhold, withdraw, amend, modify in any manner adverse to the Parent, or change its recommendation in favor of the Company Stockholder Approval and, in the case of a tender or exchange offer made directly to the Company Stockholders, recommend that the Company Stockholders accept such tender or exchange offer (each, a “Change of Recommendation”); provided, however, that the Company Board may make a Change of Recommendation if all of the following conditions are satisfied:

(i) the Company Stockholders’ Meeting has not occurred;

(ii) the Company shall have provided at least three Business Days’ prior written notice (the “Notice Period”) to the Parent stating (A) that it has concluded in good faith, after receiving the advice of its outside legal counsel, that effecting a Change of Recommendation is necessary in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law, (B) in reasonable detail the reason why it is effecting such Change of Recommendation (including, if the reason for the Change of Recommendation is a Superior Proposal, the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to so;

(iii) the Parent shall not have made, within the Notice Period, an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) enables the Company Board to withdraw the Change of Recommendation or, if the reason for the Change of Recommendation is a Superior Proposal, is at least as favorable to the Company Stockholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by the Parent reasonably promptly following the receipt thereof); and

(iv) the Company shall not have breached any of the provisions set forth in this Section 6.6 in any material respect.

(d) Neither the Company nor any of its Subsidiaries shall enter into any letter of intent, merger, acquisition or similar agreement with respect to any Third Party Proposal (each, a “Company Acquisition Agreement”), other than a confidentiality agreement subject to the requirements of Section 6.6(b); provided, however, that the Company Board may cause the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 10.1(iv)(B) and all of the following conditions are satisfied:

(i) the Company Stockholders’ Meeting has not occurred;

(ii) the Company shall have provided three Business Days’ prior written notice to the Parent stating (A) that it has concluded in good faith, after receiving the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, that such Third Party Proposal constitutes a Superior Proposal, and (B) that it has concluded in good faith, after receiving the advice of its outside legal counsel, that entering into a Company Acquisition Agreement with respect to such Superior Proposal is advisable in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law;

(iii) the Parent shall not have made, within the three Business Day-period referred to in clause (ii) above, an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) that is at least as favorable to the Company Stockholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by the Parent reasonably promptly following the receipt thereof); and

(iv) the Company shall not have breached any of the provisions set forth in this Section 6.6 in any material respect.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) filing this Agreement and any amendment hereto, together with a description of its terms, on a Form 8-K with the SEC; provided, that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.6(c); provided, however, it is understood and agreed that, for purposes of this Section 6.6, a factually accurate public statement by the Company that describes the Company’s receipt of a Third Party Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Change of Recommendation.

6.7 Company Stockholders’ Meeting. As promptly as practicable after the date hereof, the Company shall take all action necessary under the DGCL and its Charter Documents (a) to call, convene and hold a meeting of the Company Stockholders to vote upon the adoption of this Agreement (the “Company Stockholders’ Meeting”) and (b) to solicit the Company Stockholder Approval. The Company Board will recommend that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval, except to the extent that the Company Board effects a Change of Recommendation as provided in Section 6.6(c).

6.8 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall, and shall use its reasonable best efforts to, within 21 days after the date thereof (assuming full cooperation on the part of the Parent to supply any information required on its part), prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to have cleared by the SEC and thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting.

(b) Except to the extent expressly permitted by Section 6.6(c), (i) the Company Board shall recommend that the Company Stockholders vote in favor of the Agreement, (ii) the Proxy Statement shall include a statement that the Company Board has recommended that the Company Stockholders vote in favor of the Agreement and (iii) neither the Company Board nor any committee thereof shall effect any Change of Recommendation.

(c) The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Stockholders and at the time the Company Stockholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by the Company, the Company shall reasonably promptly inform the Parent. The covenant contained in this Section 6.8(c) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by the Parent specifically for use therein.

(d) The Company shall give the Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by the Parent and its counsel. The Company shall (i) promptly provide the Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement reasonably promptly after receipt of those comments or other communications and (ii) provide the Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

6.9 FIRPTA Certificate. At the Closing, the Company shall deliver to the Parent a duly executed certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code (the “FIRPTA Certificate”).

ARTICLE VII

COVENANTS OF THE PARENT

7.1 Benefit Plans.

(a) During the 18-month period commencing on the Effective Time, Parent shall provide, or cause the Surviving Corporation and its Subsidiaries to provide, for the benefit of current employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation or any of its Subsidiaries (“Transitioned Employees”), while employed by the Surviving Corporation or any of its Subsidiaries after the Closing Date: (i) salary that is at least as favorable as the salary provided to such Transitioned Employees immediately before the Effective Time; (ii) bonus and long-term incentive opportunities that, in the aggregate, are substantially comparable to the bonus and long-term incentive opportunities provided to such Transitioned Employees immediately before the Effective Time and consistent with prior practice; and (iii) benefits provided under Company Plans providing welfare and retirement benefits that are, in the aggregate, substantially comparable to those benefits provided to the Transitioned Employees immediately before the Effective Time. The Parent, the Surviving Corporation and their Affiliates will give the Transitioned Employees credit for, and will recognize the services of each Transitioned Employee with or recognized by the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under any benefit or compensation plan or arrangement of the Parent, the Surviving Corporation and their Affiliates providing benefits to such Transitioned Employee. Each Transitioned Employee’s years of service with or recognized by the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, and calculating vacation, severance, retention, sick pay and personal time; provided, that any vacation time offered by the Parent in the calendar year of the Effective Time to any Transitioned

Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, the Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health or welfare plan sponsored by the Parent, the Surviving Corporation or their Affiliates except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries, and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group health plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

(b) From and after the Effective Time, the Parent shall assume and honor, or cause the Surviving Corporation or any of its Subsidiaries to assume and honor, the International Securities Exchange Profit Sharing Plan (the “Company Profit Sharing Plan”) to the extent legally binding on the Parent, the Surviving Corporation or any of its Subsidiaries. Any outstanding unvested options under the Company Profit Sharing Plan to purchase designated property as provided under such plan shall become fully vested effective as of the Effective Time (an “Accelerated Option”). Participants in the Company Profit Sharing Plan shall be required to (i) exercise any such Accelerated Option or any option under the Company Profit Sharing Plan to purchase designated property that vests or vested prior to January 1, 2005 ( a “Grandfathered Option”) at any time during the calendar year in which the Closing occurs; (ii) exercise any option under the Company Profit Sharing Plan to purchase designated property that vested in 2007 (but prior to the Effective Time) (a “2007 Option”) at any time prior to January 1, 2008; and (iii) receive payment relating to such Accelerated Option, vested Option and 2007 Option (collectively, the “PSP Options”) in accordance with the terms of the Company Profit Sharing Plan and underlying award agreement. In the event that a participant does not exercise any PSP Option within the time periods prescribed herein, such PSP Option shall be cancelled without any payment with respect to such PSP Option. The Company and its Subsidiaries shall take all reasonable actions necessary or advisable to effect the intent of this Section 7.1(b) including amending the Company Profit Sharing Plan.

(c) From and after the Effective Time, the Parent shall assume and honor, or cause the Surviving Corporation and its Subsidiaries to honor, the retention program which shall be established prior to the Closing Date substantially in accordance with the terms set forth in Section 7.1(c) of the Company Disclosure Schedule.

(d) The Parent recognizes that, notwithstanding Section 6.1(f), the employment agreements listed on the Company Disclosure Schedule are scheduled to expire on December 31, 2007, and that between the date hereof and the Closing Date, the Company and its Subsidiaries shall negotiate in good faith with the employees covered by such employment agreements for the renewal and extension of such employment agreements on terms and conditions that are based on the current terms and conditions specified in such agreements; provided, that the Company and its Subsidiaries shall keep the Parent apprised of the status of the negotiations and in good faith take into account the Parent’s comments, and prior to finalizing any such agreements, obtain the Parent’s consent, which shall not be unreasonably withheld. None of the Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall deliver a notice of nonrenewal of any such employment agreements to any of the employees covered by such employment agreements before January 1, 2008.

(e) The provisions of this Section 7.1 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.1, express or implied, shall confer upon any Transitioned Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing herein shall require the Parent or the Surviving Corporation to continue any particular Company Plan or prevent the amendment or termination thereof (subject to the requirements of this Section 7.1 including, without limitation, the requirement to maintain compensation and benefits at levels provided in such section); provided, however, that the Parent and the Surviving Corporation shall not take, or cause to be taken, any action (by way of amendment, termination or otherwise) that is in violation of the terms of any Company Plan or applicable Law, nor shall the Parent or the Surviving Corporation take, or cause to be taken, any such action that requires the consent, waiver or agreement of the affected employee (or such employee’s beneficiary or dependent) without first obtaining such consent, waiver or agreement.

7.2 Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors and officers of the Company and its Subsidiaries. Without limiting the foregoing, the Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) For a period of six years after the Effective Time (and for so long thereafter as any claims thereunder are being adjudicated), the Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, the Parent shall cause to be substituted therefor policies containing terms and conditions that are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the Company for such insurance as of the date hereof, the Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate; and provided, further, that the Company may elect to purchase prior to the Effective Time, in lieu of the foregoing insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program to be in effect until the end of such six-year period (and for so long thereafter as any claims thereunder are being adjudicated) with respect to acts or omissions occurring at or prior to the Effective Time (such coverage to be on terms and conditions no less favorable to the covered directors and officers than such coverage existing on the date hereof).

(c) The provisions of this Section 7.2 are intended to be (i) for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. The obligations of the Parent and the Surviving Corporation under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.2 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Party to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2).

(d) In the event that the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Corporation shall assume all of the obligations set forth in this Section 7.2.

7.3 Proxy Statement Cooperation. The Parent shall reasonably cooperate with the Company in connection with the preparation of the Proxy Statement, and shall use its reasonable best efforts to furnish all information concerning the Parent and the Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE PARENT

8.1 Regulatory Approvals.

(a) Each of the Parent, the Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger. Without limiting the generality of the foregoing, each of the Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby. Each of the Company and the Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act.

(b) Each of the Parent and the Company shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Each of the Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request. Without limiting the foregoing, the Parent and the Company shall each use its respective best efforts to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Entity with respect to the Merger so as to enable the consummation of the Merger to occur on or prior to the date specified in Section 10.1(a)(ii)(A), including, in the case of the Parent, by taking all such actions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent (or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that limit the Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its, or its Subsidiaries’, businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger; provided, however, that the Parent shall not be required to enter into any structural or conduct remedy with respect to any material portion of the business, product lines, or assets of Parent and its Subsidiaries taken as a whole. Notwithstanding the foregoing, the Parent and its Affiliates shall have no obligation to contest, administratively or in court, any Order of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided, that each of the Parent and the Company shall both promptly respond to the DOJ or the FTC to any request for additional information.

(c) Each of the Parent and the Company shall use its reasonable best efforts to provide such information to the SEC as is required with respect to the consideration by the SEC of the amendments to the Charter Documents of the Company or any of its Subsidiaries that may be required to consummate and make effective the Merger.

(d) The Parent and the Company shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

(e) Each of the Parent, the Merger Sub and the Company shall use reasonable best efforts to obtain the approval of the Merger and the other transactions contemplated hereby under Section 19(b) of the Exchange Act (the “SEC Approval”); provided, however, that Parent shall not be required to, nor is the Company or any of the Company’s Subsidiaries permitted to, take any action or accept any condition that is inconsistent in any material respect with the current understanding of the parties of the principal regulatory operating assumptions. Further, the Parent shall not be required to, nor is the Company or the Company’s Subsidiaries permitted to, take any other action or accept any other condition necessary to obtain SEC Approval if such action or condition will result in a material reduction of the benefits of the Merger to the Parent. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof the Company shall cause ISE LLC to prepare and file with the SEC a proposed rule change that is consistent with the current understanding of the parties of the principal regulatory operating assumptions; provided, however, that the Company shall not make any filing with, or submit any drafts of such filing to, the SEC without providing a written copy of such filing or draft filing to the Parent in advance and without the prior written consent of the Parent with respect to each such filing or draft. No party hereto shall participate in any substantive meeting or discussion with the SEC in respect of any filings and draft filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat, and each party shall furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and the SEC or members or its staff on the other hand, with respect to this Agreement and the Merger and the SEC Approval; provided, however, that no party shall be permitted to submit any such correspondence, filings, and written communications (and memoranda setting forth the substance thereof), or drafts thereof, to the SEC or members or its staff without the prior written consent of the other party.

8.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Parent and the Company. Thereafter, neither the Company nor the Parent shall issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld or delayed); provided, that the Company or the Parent, as the case may be, may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by (and only to the extent required by) applicable Law or (in the case of the Company) the rules of New York Stock Exchange. The Company acknowledges that, in some circumstances, the Parent may need to conduct general investor relations activities, which will be general in nature and will not specifically address the details of the transaction, in which case the Parent will attempt to reasonably consult with the Company.

8.3 Delisting and Deregistration. The Parent shall use its reasonable best efforts to cause the Common Stock to be no longer quoted on the New York Stock Exchange and to be deregistered under the Exchange Act as soon as practicable following the Effective Time. The Company shall cooperate with the Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act.

8.4 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement. Each of the Parent, the Merger Sub and the Company shall not take any action that would reasonably be expected to prevent the consummation of the Merger.

ARTICLE IX

CONDITIONS TO MERGER

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Parent, the Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger that makes the consummation of the Merger illegal.

(d) The SEC Approval shall have been obtained.

9.2 Conditions to Obligations of the Parent and the Merger Sub to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger are subject to the satisfaction (or waiver by the Parent in its sole discretion) of the following further conditions:

(a)(i) The representations and warranties of the Company set forth in Sections 4.20 and 4.21 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date); (ii) the other representations and warranties contained in this Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) the representations and warranties of the Company set forth in Sections 4.2 and 4.3 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date. The Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President or Chief Financial Officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. The Parent shall have received a certificate signed on behalf of the Company by the President or Chief Financial Officer of the Company to such effect.

(c) There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Action brought by any Governmental Entity shall be pending before any court or other Governmental Entity, no Order shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Merger, in each case (i) seeking to prevent consummation of the Merger or seeking to obtain from the Company or the Parent damages that are material in relation to the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, (ii) seeking to impose any material limitation on the right of the Parent to control the Company and its Subsidiaries or any other Affiliate of the Parent, (iii) seeking to restrain or prohibit the Company’s or the Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, or to compel the Company or the Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, and if such business or assets relate to the Company or any of its Subsidiaries, such business or assets are material to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and if such business or assets relate to the Parent or any of its Subsidiaries, such business or assets are material to the financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole.

9.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall have been true and correct (without giving effect to any materiality qualifier) at and as of the date hereof and shall be true and correct (without giving effect to any materiality qualifier) at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate would not reasonably be expected to (A) impair in any material respect the ability of the Parent or the Merger Sub to perform its obligations under this Agreement and (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company shall have received a certificate dated the Closing Date signed on behalf of the Parent by an executive officer of the Parent to such effect.

(b) The Parent and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Parent by an executive officer or Chief Financial Officer of the Parent to such effect.

9.4 Frustration of Closing Conditions. None of the Company, the Parent or the Merger Sub may rely on the failure of any condition set forth in Section 9.1 to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Sections 8.1, 8.2, 8.3 or 8.4.

ARTICLE X

TERMINATION

10.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by the Parent also being an effective termination by the Merger Sub):

(i) by mutual written consent of the Parent and the Company;

(ii) by the Parent or the Company if:

(A) the Merger is not consummated on or before the first anniversary of the date hereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(iii) by the Parent if:

(A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within sixty days after written notice of such breach is given to the Company by the Parent.

(B)(1) the Company Board fails to call the Company Stockholders’ Meeting in accordance with Section 6.7, (2) the Company fails to include in the Proxy Statement the recommendation of the Company Board in favor of the Company Stockholder Approval, (3) the Company Board effects a Change of Recommendation or resolves to do so, (4) the Company recommends to the Company Stockholders or approves or endorses a Third Party Proposal or enters into any letter of intent, memorandum of understanding or similar document or any Contract (other than a confidentiality agreement permitted pursuant to Section 6.6) constituting, accepting or directly related to, or that is reasonably likely to lead to, any Third Party Proposal, or (5) the Company Board resolves, agrees or proposes publicly to take any such actions in response to a Third Party Proposal; or

(iv) by the Company if:

(A) there has been a breach by the Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within sixty days after written notice of such breach is given to the Parent by the Company; or

(B) if prior to receipt of the Company Stockholder Approval, concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to this Section, and any purported termination pursuant to this Section shall be void and of no force and effect, unless concurrently with such termination the Company pays to the Parent the Termination Fee pursuant to Section 10.4(a)(iii).

(b) The party desiring to terminate this Agreement pursuant to Section 10.1(a) shall give written notice of such termination to the other parties hereto.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or the Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 10.3 and 10.4; provided, however, that the provisions of Sections 10.3 and 10.4 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Remedies. Any party shall have the right, following the termination of this Agreement in accordance with its terms, to recover damages sustained by such party as a result of any willful and material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement, or fraud; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate the Agreement under Section 10.1. Payments made pursuant to Section 10.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

10.4 Termination Fee.

(a) The Company shall pay the Parent, by wire transfer of immediately available funds to an account designated by the Parent, a fee of $84,549,193.00 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if the Parent terminates this Agreement pursuant to Section 10.1(a)(iii)(B), the Company shall pay the Parent the Termination Fee in full on the Business Day following the date of such termination;

(ii) if the Parent or the Company terminates this Agreement pursuant to Section 10.1(a)(ii)(A) or 10.1(a)(ii)(C), or the Parent terminates this Agreement pursuant to Section 10.1(a)(iii)(A) and, prior to such termination a Qualified Third Party Proposal shall have been made known to the Company or publicly announced and, within 12 months following such termination, the Company enters into a definitive agreement with respect to, or consummates, any Qualified Acquisition Transaction (whether or not such transaction was the one as to which a proposal, offer or indication of interest had been made or announced prior to such termination), then the Company shall pay the Parent the Termination Fee contemporaneously with the consummation of the Qualified Acquisition Transaction; or

(iii) if the Company terminates this Agreement pursuant to Section 10.1(a)(iv)(B), the Company shall pay the Parent the Termination Fee in full at or prior to, and as a condition precedent to the effectiveness of, such termination.

(b) For purposes of Section 10.4(a), (i) “Qualified Third Party Proposal” means a Third Party Proposal relating to a Qualified Acquisition Transaction, and (ii) “Qualified Acquisition Transaction” has the same meaning as Acquisition Transaction, except that all references therein to “25% or more” shall be deemed to be references to “more than 50%”.

(c) In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of the Parent or the Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the prime rate quoted in the Wall Street Journal on the date that such Termination Fee became due.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date sent by electronic mail (with receipt confirmed); (c) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (d) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (e) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Parent or Merger Sub, to:

Eurex Frankfurt AG

Neue Börsenstrasse 1

60487 Frankfurt

Attn: General Counsel

Facsimile: +49 (0)69-211-13801

With a required copy to:

Deutsche Börse AG

Neue Börsenstrasse 1

60487 Frankfurt

Attn: General Counsel

Facsimile: +49 (0)69-211-13801

With a required copy to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn: Robert Robison

Facsimile: 212-309-6001

E-mail: rrobison@morganlewis.com

With a required copy to:

SWX Swiss Exchange AG

Selnaustrasse 30

CH-8032 Zurich

Attn: Head of Legal and Compliance

Facsimile: +41 (0)58-854-2444

E-mail: Willi.Jaeggi@swx.com

If to the Company, to:

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, NY 10004

Attn: Michael Simon

Facsimile: 212-425-4926

E-mail: msimon@iseoptions.com

With a required copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attn: Robert S. Reder

Facsimile:212-822-5680

E-mail: rreder@milbank.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto, as well as any covenant or agreement of the parties in this Agreement that by its terms contemplates performance exclusively prior to the Effective Time, shall terminate at the Effective Time.

11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made that by Law requires further approval by the Company Stockholders without such further approval.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.4 Fees and Expenses. Except as set forth in this Section 11.4 or in Section 10.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Each of the Company and the Parent shall bear and pay one-half of the filing fees with respect to the notification and report forms under the HSR Act.

11.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that the Parent or the Merger Sub may assign any of their respective rights (but not its obligations) to any direct or indirect Subsidiary of the Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.6 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.7 Consent to Jurisdiction.

(a) Each of the parties agrees that this Agreement (x) involves at least US $100,000 and (y) has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware, and (ii)(A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail to such party at such address set forth in Section 11.1 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii)(A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) The parties hereto hereby agree to bring all actions and proceedings arising out of or relating to this Agreement in the courts of the State of Delaware, and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided applicable Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 7.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

11.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Specific Performance. The Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

EUREX FRANKFURT AG

By:	/s/ Andreas Preuß
Andreas Preuß
Chief Executive Officer

By:	/s/ Thomas Book
Thomas Book
Member, Executive Board

IVAN ACQUISITION CO.

By:	/s/ Andreas Preuß
Andreas Preuß
President

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

By:	/s/ David Krell
David Krell
President & Chief Executive Officer

Signature Page to Agreement and Plan of Merger